SZAFERMAN
LAKIND

Szaferman, Lakind, Blumstein & Blader, P.C.
Attorneys at Law

101 Grovers Mill Road, Suite 200
Lawrenceville, NJ 08648
P: 609.275.0400
F: 609.275.4511
www.szaferman.com

January 16, 2014

Swift Start Corp.
248 Hewes Street
Brooklyn, NY 11211

Gentlemen:

You have requested our opinion as counsel for Swift Start Corp., a Delaware corporation (the "Company"), in connection with the registration statement on Form S-1 (the "Registration Statement"), under the Securities Act of 1933 (the "Act"), filed by the Company with the Securities and Exchange Commission. The Registration Statement relates to an offering of 2,040,000 of the Company's common stock, par value $0.0001 per share made pursuant to Regulation S (the "Offering").

In order to render our opinion, we have examined the following documents identified and authenticated to our satisfaction:

(a) the Registration Statement which includes the prospectus;

(c) the certificate of an Officer of the Company dated as of even date herewith (the "Officer's Certificate");

(c) the Certificate of Incorporation of the Company dated March 20, 2013;

(d) a Board of Directors resolution approving the Offering pursuant to Regulation S; and

(e) a certificate of good standing of the Company issued by the Secretary of State of the State of Delaware dated November 5, 2013.

In each instance we have relied upon the content of each of the documents set out above, and have relied upon the content of the Officers Certificate. In reliance thereon, and based upon our review of the foregoing, it is our opinion that the common stock to be sold by the selling security-holders has been duly authorized and is legally issued, fully paid and non-assessable.

We offer our opinion based upon the laws of the State of Delaware. This opinion opines upon Delaware law including statutory provisions, all applicable provisions of the Delaware Code and

reported judicial decisions interpreting those laws. We express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Experts" in the Registration Statement. In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

SZAFERMAN, LAKIND, BLUMSTEIN & BLADER, PC

By: _*/s/ Gregg Jaclin*____________________________
Gregg E. Jaclin
For the Firm